Exhibit 10(r)











                           CLARK EQUIPMENT COMPANY
                     SUPPLEMENTAL RETIREMENT INCOME PLAN
                          FOR CERTAIN EXECUTIVES



































12.27.94




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                          CLARK EQUIPMENT COMPANY
                    SUPPLEMENTAL RETIREMENT INCOME PLAN
                          FOR CERTAIN EXECUTIVES


                                  SECTION 1

                                Introduction

        1.1. Plan. CLARK EQUIPMENT COMPANY SUPPLEMENTAL RETIREMENT INCOME PLAN FOR CERTAIN EXECUTIVES (the "Plan") is maintained by CLARK EQUIPMENT COMPANY (the "Company"), for the benefit of a select group of management and highly compensated employees of the Company and of those affiliates of the Company which adopt the Plan. The Plan is not funded or qualified for special tax treatment under the Internal Revenue Code of 1986, as amended from time to time (the "Code") and is intended to constitute a "top-hat plan" for purposes of the Employee Retirement Income Security Act ("ERISA").

        1.2. Effective Date and Plan Year. The Plan is established as of January 1, 1994. The "Plan Year" is the calendar year.

        1.3. Employers. The Company and each other affiliate of the Company which adopts the Plan with the consent of the Company is referred to herein as an "Employer" and may be referred to collectively as the "Employers."

        1.4. Purpose and Employment Agreements. The Plan has been established to provide certain supplemental retirement and separation benefits to a select group of management and highly compensated employees of the Company and affiliates of the Company that adopt the Plan. The provisions of the employment agreements providing for the payment of the benefit obligations listed in Schedule A and the terms of this document shall be considered the Plan document for purposes of ERISA. The benefits payable under the Plan are not intended to duplicate the payment of any benefits under an employment agreement listed in Schedule A. The benefits paid pursuant to the Plan shall be in satisfaction of, not in addition to, any obligation of an Employer to make a payment pursuant to the terms of any employment agreement between the Employer and a Participant covered by the Plan.


                                  SECTION 2

                   Participation and Supplemental Benefits

        2.1. Participation. Each employee or former employee covered by an employment agreement listed in Schedule A shall be a "Participant" in the Plan upon entering into a participation agreement with the Company in a form satisfactory to the Company. No additional Participants may be added to the Plan. Each Participant shall continue to be a Participant until all benefits accrued for him hereunder have been paid as provided herein.


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        2.2.  Supplemental Benefits.  The benefits provided under the
Plan for each Participant are those specified in Schedule A and set forth in the specified provisions of the employment agreement applicable to such Participant, the terms and conditions of which are incorporated herein by reference and form a part of the Plan (the "Supplemental Benefit").

        2.3. Payment of Benefits. A Participant's Supplemental Benefit shall become payable beginning on the date that he or his Beneficiary becomes entitled to receive such benefit under the applicable employment agreement. Notwithstanding the terms of the Participant's employment agreement, payment of the Participant's Supplemental Benefit shall be made either (a) in a lump sum equal to the present value of the Participant's Supplemental Benefit as of the date such lump sum payment is made, or (b) in a series of monthly installments during the period that the Participant or his Beneficiary is entitled to payments pursuant to the employment agreement. By filing a written election with the Administrator not later than twelve months prior to the date that he is eligible to begin to receive Supplemental Benefits under the Plan, a Participant who is an active employee may elect the method in which his Supplemental Benefit shall be paid. The present value of the Participant's Supplemental Benefit shall be determined by using the mortality table then being used by the Company's actuaries for valuation purposes for the Clark Equipment Company Retirement Program for Salaried Employees (the "qualified plan") and the interest rate specified in Code Section 411(a)(11)(B)(ii) (or any successor section thereto) at the time the present value determination is made. Unless the Participant elects payment in monthly installments at least twelve months prior to the date that he is eligible to begin to receive Supplemental Benefits under the Plan, the Supplemental Benefit shall be payable in a lump sum on the date that Supplemental Benefits become payable; provided, however, that Participants who have already retired from the Company on the effective date of the Plan shall continue to receive Supplemental Benefits on a monthly basis. Notwithstanding the foregoing provisions of this subsection 2.3, a Participant, other than those who have retired from the Company prior to the effective date of the Plan, (or his Beneficiary) who is receiving Supplemental Benefits in monthly installments may request the Administrator to pay the then present value of the remaining balance of such benefits in a lump sum, and the Administrator may, in its discretion, but only with the approval of the Chief Executive Officer of the Company, grant such request and cause such lump sum payment to be made in an amount determined as described in this subsection. In addition, notwithstanding the foregoing provisions of this subsection 2.3, if a Participant or, if applicable, his surviving spouse, who is receiving Supplemental Benefits in monthly installments dies before the guaranteed total of sixty monthly payments provided for in his employment agreement have been paid, the present value of the balance of such sixty monthly payments, calculated as described in this subsection, or such other amount as is payable in such event under the terms of the employment agreement, shall be paid in a single lump sum to his estate or such other Beneficiary as is entitled to such payment under his employment agreement.

        2.4.  Benefits Provided by Employers.  Benefits payable under this Plan to a Participant or his Beneficiary shall be paid directly by the Participant's Employer to the extent not paid by the trustee of the Clark Equipment Company Deferred Benefit Trust from such trust. No Employer shall be required to segregate any assets to be applied for the payment of benefits under this Plan.
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        2.5.  Beneficiary.  As used in the Plan, a Participant's
"Beneficiary" is any person, including a Participant's spouse, eligible to receive benefits under the applicable employment agreement or this Plan by reason of a Participant's service with an Employer.


                                  SECTION 3

                        Provisions Regarding Funding

        The Company has established and maintains the Clark Equipment Company Deferred Benefit Trust (the "Trust") to accumulate and hold assets to provide the benefits under the Plan, with the only exception being to the extent that such assets are required to be used to satisfy the claims of the Employers' creditors. The Company shall, subject to the right of the Employers' creditors, make periodic contributions to the Trust (at least annually) and maintain assets in the Trust to the extent necessary to maintain a level of funding (the "Plan funding level") for the benefits accrued under the Plan (regardless of whether such accrued benefits are fully vested or subject to any risk of forfeiture) that is at least equal to the actuarially determined value of those benefits (the "Plan benefit value"). Such actuarial determination shall be made at least annually (and in each case not more than twelve months after the last prior determination) using the same mortality table used by the actuary of the qualified plan for the purpose of determining funding requirements under ERISA and the interest rate specified in Code Section 411(a)(11)(B)(ii) (or any successor section thereto) at the time the Plan funding level deter-mination is made. In making such actuarial determination, all accrued benefits under the Plan which may become payable as a single lump sum shall be calculated as of the valuation date and assumed to be paid as soon as benefits could be paid if the Participant retired (if eligible) or otherwise left employment as of the valuation date, except that the amount of the benefits payable under the Plan for each Participant shall be assumed to be at the projected highest amount that would be payable if the Participant retired or otherwise terminated employment at any time during the next succeeding twelve month period. In the event that after a lump sum benefit settlement payment is made from the Trust to or on behalf of a Participant, due to retirement or other termination of employment, transfer of assets to a separate trust, or otherwise, the assets remaining in the Trust are less than 90% of the remaining liabilities of the Trust (based on the most recent valuation), a special actuarial determination of the Plan benefit value shall be made as provided herein and the Company shall then make such contributions to the Trust as are necessary to bring the Plan funding level up to the Plan benefit value. In the event that the Plan funding level exceeds 110% of the Plan benefit value, and the Company provides to the Trustee a certification by the actuary for the qualified plan of such funding status of the Plan, the Company may withdraw assets from the Trust to the extent of the surplus in excess of 110% of the Plan benefit value. The Company shall notify each Participant within thirty days after its notification of any determination of the Plan funding level if the accrued Plan benefits are not then fully funded, unless such funding deficiency is cured within such thirty-day period. The Company shall take all such actions as are necessary to assure that the type and quality of the assets held in the Trust will be such that they have sufficient liquidity to satisfy the ongoing cash needs of the Plan, and are subject to

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no more investment risk than the assets in the trust under the qualified plan. The Company shall contribute only Company owned life insurance policies or cash to the Trust. The Company shall provide to each Participant a copy of the annual reports of both the actuary and the independent public accountants regarding the adequacy of Plan funding, the reasonableness of the assumptions used to determine such funding, and such other matters as the Company requests be included in such reports. The Company shall also provide to each Participant an annual statement showing that Participant's accrued benefit amount, the amount funded, and the future projected lump sum and annual benefit amounts expected at ages 55, 62 and 65.

                                  SECTION 4

                                   General

        4.1. Administrator. This Plan will be administered by an "Administrator" which shall be the Company, or at the Company's election, one or more employees of the Company who are designated by the Chief Executive Officer of the Company. No person who is an Administrator shall be liable for any act or action, whether of commission or omission, taken by any other person, or by any officer, agent, or employee; nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself; and the Company shall indemnify and hold each Administrator harmless from any claims of such liability and all costs (including attorney's fees) resulting therefrom.

        4.2. Claims. Any claim for benefits or payments under the Plan by a Participant or a Beneficiary shall be made in writing and delivered to the Company. If the Participant, or any Beneficiary following the Participant's death (collectively, the "Claimant"), notifies the Company in writing that he believes he has been denied any benefit payable under this Plan, either in total or by the payment of an amount less than the full benefit or payment to which the Claimant would normally be entitled, the Company shall advise the Claimant in writing of the amount of the benefit if any, and the specific reasons for any denial of benefits. The Company shall also furnish the Claimant at that time with a written notice con-taining:

        (a) Specific references to pertinent provisions of the Plan;

        (b) A description of any additional material or information necessary for the Claimant to perfect the claim if possible, and an explanation of why such material or information is needed; and

        (c) An explanation of the claim review procedure set forth in this subsection 4.2.

        Such written notice shall be sent to the Claimant within 90 days of the date the claim is filed. This 90-day period may be extended by the Administrator for an additional 90 days, provided a Claimant is notified of the reason for the extension and a date on which the Claimant may expect to receive a decision on his claim.

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Within 60 days of receipt of the information described above, a Claimant shall, if further review is desired, file a written request for reconsideration with the Administrator of the Plan. So long as the Claimant's request for review is pending (including such 60-day period), the Claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Administrator. A decision shall be made by the Administrator within 60 days of the filing by the Claimant of the request for reconsideration and shall be conveyed to the Claimant in writing and shall include specific reasons for the decision, which specifically reference the pertinent provisions of the Plan on which the decision is based.

        4.3. Interests Not Transferable. The Company shall have the right to withhold from any payment under the Plan all taxes required to be withheld under the laws of the United States or any State, county, municipality or other taxing authority. Except as to any withholding of tax under such laws, the interest of any Participant, his spouse, minor children or other Beneficiary, under the Plan is not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered.

        4.4. Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Administrator, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Administrator may select.

        4.5. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular, and the singular shall include the plural.

        4.6. Controlling Law. To the extent not superseded by the laws of the United States, the laws of Indiana shall be controlling in all matters relating to the Plan.

        4.7. Successors. This Plan is binding on each Employer and will bind and inure to the benefit of any successor of an Employer, whether by way of purchase, merger, consolidation or otherwise.

        4.8. Continued Employment. The establishment or existence of this Plan shall not be construed to give any Participant the right to be retained in the Employer's service.

        4.9. Action by Company. Any action required or permitted to be taken by the Company under the Plan may be taken by the Chief Executive Officer of the Company or his designee or as provided in the Company's Program for Adoption and Administration of Employee Benefit Plans, as amended from time to time.

        4.10. Plan Expenses. All expenses of the Plan and of the Trust shall be paid by the Company. The Company shall promptly reimburse the Trust for any costs, fees, charges or expenses that are initially paid from the trust fund.



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                                  SECTION 5

                          Amendment and Termination

        The Plan may be amended or terminated by action of the Board of Directors (or by the Human Effectiveness Committee or other duly authorized committee of the Board of Directors) of the Company only if such amendment or termination is consented to by all of those Participants and each Beneficiary of each deceased Participant affected by the amendment or termination, provided that in no event shall any Participant's Supplemental Benefit accrued to the date of such amendment or termination be eliminated or reduced by such action. If the Plan is terminated, all assets of the Trust, after payment of expenses of administration and liquidation, will be allocated and distributed to Participants and Beneficiaries to the extent necessary to satisfy all liabilities payable under the Plan. Any assets remaining in the Trust after satisfaction of all liabilities described above will be distributed in accordance with the terms of the Trust. Notwithstanding the foregoing provisions of this Section 5, if a Participant in the Plan so requests and the Chief Executive Officer of the Company approves, a separate plan and trust shall be established for such Participant, with such terms as are agreed to by such Participant and the Company, the liabilities of the Plan with respect to such Participant shall be transferred to such new plan, and the proportion of the assets of the Trust equal to the proportion of the liabilities so transferred, shall be transferred to the separate trust for such Participant under the new plan.


        IN WITNESS WHEREOF, the undersigned duly authorized officer of Clark Equipment Company has caused the foregoing to be executed this 28th day of December, 1994.

                                 CLARK EQUIPMENT COMPANY



                                 By  /s/ William N. Harper
                                 Its Vice President



















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                                 SCHEDULE A

                     Benefit Obligations Provided Under
               Clark Equipment Company Supplemental Retirement
                     Income Plan For Certain Executives


1. Those benefit obligations provided pursuant to that certain amended and restated employment agreement between Thomas C. Clarke and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, including but not limited to the benefits provided for in Sections 3.1, 3.2, 9.8, 11.2 and Exhibit A of said agreement, and any lump sum payment of such benefit obligations as provided for in
   Section 4 of said agreement, but excluding the benefits provided for in Section 3.4 of said agreement.

2. Those benefit obligations provided pursuant to that certain amended and restated employment agreement between Thomas L. Doepker and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, including but not limited to the benefits provided for in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 4.3, 4.4, 4.5, 5.1, 5.2, 5.3, 6,
   14.4, 14.7, 14.8, 16.2 and Exhibit A of said agreement, and any lump sum payment of such benefit obligations as provided for in Section 7 of said agreement, but excluding the benefits provided for in Section
   3.4 of said agreement.

3. Those benefit obligations provided pursuant to that certain amended and restated employment agreement between William N. Harper and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, including but not limited to the benefits provided for in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 4.3, 4.4, 4.5, 5.1, 5.2, 5.3, 6,
   14.4, 14.7, 14.8, 16.2 and Exhibit A of said agreement, and any lump sum payment of such benefit obligations as provided for in Section 7 of said agreement but excluding the benefits provided for in Section
   3.4 of said agreement.

4. Those benefit obligations provided pursuant to that certain amended and restated employment agreement between Bernard D. Henely and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, including but not limited to the benefits provided for in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 4.3, 4.4, 4.5, 5.1, 5.2, 5.3, 6,
   14.4, 14.7, 14.8, 16.2 and Exhibit A of said agreement, and any lump sum payment of such benefit obligations as provided for in Section 7 of said agreement but excluding the benefits provided for in Section
   3.4 of said agreement.

5. Those benefit obligations provided pursuant to that certain amended and restated employment agreement between Leo J. McKernan and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, including but not limited to the benefits provided for in Sections 3.1, 3.3, 3.4, 12.4, 12.7, 12.8, 13, 20 and Exhibit A of said agreement, and any lump sum payment of such benefit obligations as provided for in Section 6 of said agreement but excluding the benefits provided for in Section 3.2 of said agreement.


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6. Those benefit obligations provided pursuant to that certain amended and restated employment agreement between F. M. Sims and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, including but not limited to the benefits provided for in Sections 3.6, 4.1, 4.2, 4.3, 5.2, 9, 20.4, 20.7, 20.8 and Exhibit A of
   said agreement, and any lump sum payment of such benefit obligations as provided for in Section 4.4 of said agreement.

7. Those benefit obligations provided pursuant to that certain amended and restated employment agreement between Robert N. Spolum and Clark Equipment Company dated September 1, 1992 as may be amended from time to time, including but not limited to the benefits provided for in Sections 3.1, 3.2, 4.2, 17.4, 17.7, 17.8 and Exhibit A of said agreement, and any lump sum payment of such benefit obligations as provided for in Section 3.5 of said agreement but excluding the benefits provided for in Section 3.4 of said agreement.






































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